LUSCAR ENERGY PARTNERSHIP                                            Exhibit 1.1
LUSCAR COAL LTD.



REPORT FOR THE FIRST QUARTER ENDED MARCH 31, 2003

HIGHLIGHTS

o    LEP takes steps to enhance thermal coal business.

o    Mine-mouth thermal coal operations continue to perform strongly.

o    LEP cash balance increases to $97 million.

o LEP exchanges metallurgical coal assets for units of Fording Canadian Coal Trust.

o    LEP to acquire Fording's thermal coal assets from Sherritt and Teachers'.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial results of Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) for the quarter ended March 31, 2003 should be read in conjunction with our consolidated financial statements and related notes contained in this interim report and our management discussion and analysis and the audited consolidated financial statements and related notes contained in our Form 20-F filed with the Securities and Exchange Commission
(SEC). Our unaudited consolidated financial statements and related notes contained in this interim report have been prepared in accordance with Canadian generally accepted accounting principles. All amounts are in Canadian dollars unless otherwise stated and sales volumes are in metric units.

LEP is a general partnership formed on February 20, 2001 between Sherritt International Corporation (Sherritt) and Ontario Teachers' Pension Plan Board (Teachers').

STRATEGIC DEVELOPMENTS

LEP underwent a significant transition in the first quarter of 2003 focusing its operations on domestic thermal coal production for electricity generation and industrial heating.

Effective February 28, 2003, Sherritt and Teachers' acquired Fording Inc.'s prairie operations for cash consideration of $225 million. The prairie operations comprise (i) the 50% joint venture interest in the Genesee mine and the contract mining operations at the Highvale and Whitewood mines, all of which supply coal to adjacent power plants near Edmonton, Alberta, (ii) certain coal and potash royalty agreements, and (iii) substantial non-producing coal and mineral reserves and resources. LCL is currently managing these assets and it is intended that they will be transferred to LEP during the second quarter.

During 2002, the Genesee mine supplied 3.6 million tonnes of thermal coal under its long-term contract with the adjacent Genesee power station, where a third generating unit is currently under construction. The Highvale contract, which Luscar and its predecessors held from 1970 until 2002, has been expanded to include the nearby Whitewood mine. During 2002, the combined operations at Highvale and Whitewood supplied 15.5 million tonnes of thermal coal to the Sundance, Keephills and Wabamun generating stations. The acquired royalty interests relate primarily to mining operations at the Paintearth, Sheerness, Genesee, Highvale and Whitewood mines, all of which are now operated by Luscar, along with royalty interests in certain potash mining operations in Saskatchewan. Most of the thermal coal properties are held in fee simple and include 852 million tonnes of proven and probable low sulphur thermal coal as well as significant amounts of other low sulphur thermal non-reserve coal, most of which are located in Alberta, and lesser quantities of other minerals and resources.

During the first quarter, LCL also exchanged its metallurgical coal assets and port facilities for units in the Fording Canadian Coal Trust (Fording Trust). LCL received 3.0 million units of the trust and affiliates of Sherritt and Teachers' received 0.2 million units of the trust in exchange for these assets. As a result of the transactions, substantially all of our on-going operations will consist of thermal coal sales to domestic customers, principally to mine-mouth power generators in western Canada.

During the first quarter this year, our operating margin was largely derived from our on-going operations. Accordingly, we will no longer provide separate information on our domestic and export operations. Instead, we are providing separate information for the metallurgical coal operations disposed of and for our on-going thermal coal operations. This information, which we are providing on a quarterly basis for both 2002 and 2003, will enable readers to better understand our on-going business. Prior period information has been restated to conform to this basis of presentation.

REVIEW OF LUSCAR ENERGY PARTNERSHIP RESULTS

LEP recorded net earnings of $24.3 million during the first quarter, including a pre-tax $25.6 million gain on the transfer of the metallurgical assets and a non-cash foreign currency translation gain of $30.3 million on LCL's US$275 million senior notes. First quarter results also include a one-time pre-tax severance provision of $5.0 million related to the suspension of operations at the Obed Mountain mine. LEP's net earnings for the quarter were $2.8 million higher than the fourth quarter and $12.6 million higher than the first quarter of last year.

The following is a summary of LEP's first quarter operating margin and earnings before interest, taxes, depreciation and amortization:

                                                                        THREE MONTHS ENDED
                                                                    --------------------------
                                                                    MARCH 31,        MARCH 31,
                                                                      2003             2002
                                                                    ---------       ---------
(in thousands of Canadian dollars)

REVENUE ......................................................      $ 119,446       $ 151,713
Cost of sales ................................................         94,542         112,451
                                                                    ---------       ---------
OPERATING MARGIN .............................................         24,904          39,262
Selling, general and administrative expenses .................          4,336           4,115
Other income .................................................        (27,540)         (2,239)
                                                                    ---------       ---------
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION      $  48,108       $  37,386
                                                                    =========       =========

NET EARNINGS .................................................      $  24,350       $  11,780
                                                                    =========       =========



LEP's earnings before interest, taxes, depreciation and amortization during the first quarter amounted to $48.1 million, compared with $32.2 million for the fourth quarter and $37.4 million for the same quarter last year. Excluding the gain on the transfer of the metallurgical assets, earnings before interest, taxes, depreciation and amortization was $9.7 million lower than in the fourth quarter and $14.9 million lower than in the same period last year primarily due to lower operating margins. Operating margins from our metallurgical operations were lower, reflecting only two months of results prior to the transfer of these assets to Fording. Operating margins were lower at the Luscar mine, where operations are winding down. Operating margins from our thermal operations were lower as sales from the Obed Mountain and Coal Valley mines continue to be affected by the oversupply in the export thermal coal markets. In response to these market conditions, we initiated an intensive program of cost cutting and efficiency measures at both mines, which included idling our higher cost truck and shovel mining equipment and maximizing production from our more efficient dragline equipment. With no short-term improvements expected in the export thermal coal markets, we have made a decision to indefinitely suspend production at the Obed Mountain mine and temporarily shut down the Coal Valley mine for three weeks to reduce coal inventories. Sales volumes from Coal Valley are expected to be higher in the second half of the year, but market conditions will continue to be monitored. Severance costs of $5.0 million resulting from the decision to suspend operations at Obed Mountain are included in operating margin in the first quarter. First quarter thermal operating margins also reflect the loss of the Highvale contract, which terminated December 31, 2002 and lower operating margins from mine-mouth operations as sales from the Paintearth and Poplar River mines were reduced by scheduled maintenance at the generating stations they supply.

Following the transfer of the metallurgical coal assets, a greater proportion of our operating margins will come from long-term coal supply agreements at our mine-mouth operations. Our mine-mouth operations made up most of our operating margin in the first quarter of 2003. These operations have maintained relatively stable operating results, delivering coal from highly efficient dragline mining operations to generating stations that comprise most of the base load for electricity generation in Alberta and Saskatchewan. Strong economic growth in Alberta, driven by development of the oil sands and other resources, in combination with rising natural gas prices, resulted in several proposals for expansion of coal-fired power plants, including the third unit at Genesee generating station, which is currently under construction.

                                                 THREE MONTHS ENDED
                                                ----------------------
                                                 MAR 31,       MAR 31,
                                                  2003          2002
                                                --------      --------
COAL SHIPMENTS (in thousands of tonnes)
   Mine mouth ............................         4,134         4,323
   Contract mine .........................            --         3,160
   Other thermal .........................           817         1,114
                                                --------      --------
   THERMAL ...............................         4,951         8,597
   METALLURGICAL .........................           474           592
                                                --------      --------
                                                   5,425         9,189
                                                ========      ========

REVENUE (in thousands of Canadian dollars)
   THERMAL ...............................      $ 90,188      $112,883
   METALLURGICAL .........................        29,258        38,830
                                                --------      --------
                                                $119,446      $151,713
                                                ========      ========


Mine-mouth coal shipments totaled 4.1 million tonnes in the first quarter, comparable with sales in the fourth quarter, but down 4% from sales in the same period last year due to scheduled maintenance at the generating stations supplied by the Paintearth and Poplar River mines, which occurred earlier than last year. While there were no contract sales in the quarter, we have been managing the operations at the Highvale and Whitewood mines since Sherritt and Teachers' acquired the mining contract at the end of February. Sales from the two mines were 1.4 million tonnes in March compared to average monthly sales of
1.3 million tonnes last year. Shipments from our other thermal coal operations were significantly below levels last year due to oversupply in export thermal coal markets, which reduced sales from the Obed Mountain and Coal Valley mines. The transfer of our metallurgical assets part way through the quarter led to a decrease in metallurgical coal sales.

                                                            THREE MONTHS ENDED
                                                           --------------------
                                                            MARCH 31, MARCH 31,
                                                             2003        2002
                                                           ---------  ---------
(in Canadian dollars)

REALIZED PRICES
   Metallurgical...........................................  $ 61.72   $65.59
   Thermal.................................................  $ 18.22   $13.09

COST OF SALES
   Metallurgical...........................................  $ 56.03   $56.49
   Thermal.................................................  $ 13.73   $ 9.19

OPERATING MARGIN
   Metallurgical...........................................  $  5.69   $ 9.10
   Thermal.................................................  $  4.49   $ 3.90

CAPITAL EXPENDITURES
   Metallurgical...........................................  $  326    $   56
   Thermal.................................................  $4,430    $9,586


During the first quarter, average realized prices for thermal coal sales were higher than the previous quarter and the same quarter last year. The primary reason for the increase was a $7.3 million increase in Boundary Dam Crown royalty charges related to prior periods. These royalty payments were recovered from our customer under the pass-through provisions of our coal supply agreement and as such did not affect our operating margin. Changes in our sales mix (less contract mining shipments partially offset by fewer export thermal shipments) also contributed to higher average realized prices for thermal coal in the first quarter. Most of our mine-mouth operations have relatively stable pricing from period to period. Going forward, these relatively stable mine mouth operations will comprise a much larger portion of our business. Our average metallurgical coal price decreased from the fourth quarter and same period last year, which reflects pricing discounts required to obtain sales commitments for the remaining production from Luscar mine.

The average cost of sales at our thermal coal operations increased from prior periods because of less contract mining in the sales mix and the $7.3 million adjustment for Crown charges at Boundary Dam mine. Severance of $5.0 million and other costs associated with the decision to suspend operations at the Obed Mountain mine also contributed to increasing the average cost of sales this quarter. Increases in the average cost of sales for our metallurgical coal operations primarily relate to increased costs at the Luscar mine, where we were producing from higher cost pits added to extend the life of the mine to the end of 2003.

Our average thermal operating margins were higher than in prior periods as lower margin contract sales were not in the sales mix. Our average metallurgical coal margins were lower than in prior periods due to lower margins at the Luscar mine.

Our selling, general and administrative costs were $4.3 million compared with $4.0 million in the fourth quarter and $4.1 million in the same period last year. Other income amounted to $27.5 million and included a $25.6 million pre-tax gain on the transfer of the metallurgical assets. Other income in the first quarter also included $0.8 million in distributions from our ownership interest in the Fording Trust. The remaining $2.2 million of distributions from the Fording Trust, which represented a special distribution guaranteed at the time the trust was created, was recorded as a return of capital, reducing the carrying value of the investment. Other income was $6.4 million in the fourth quarter, which included a $10.1 million legal settlement related to the coal conveyor at the Line Creek mine, and $2.2 million in the first quarter last year.

At the end of the first quarter, on March 31, the collective bargaining agreement with our hourly workforce at Paintearth and Sheerness expired. Negotiations are currently underway and are progressing as expected. The agreement with the workforces at Boundary Dam and Bienfait expire on June 30 and preparations are underway to commence negotiations.

In April, following the transfer of our metallurgical coal assets, LEP took a number of significant actions to enhance its thermal coal business. The similarity of our operations now provides far greater focus that is expected to allow us to produce coal more efficiently and service our customers better. On April 15, 2003 LEP announced a series of organizational changes that will result in a reduction of 110 full-time and contract employees at LEP's Edmonton office and some of its minesites. The initial staff reduction occurred mid-April to be followed by a second phase of reductions at the end of September. The estimated pre-tax cost of these reductions is expected to be approximately $10.0 million and will be expensed in the second quarter.

We have also implemented a number of key initiatives that are intended to improve employee safety, increase cash flow and enhance the returns to our shareholders. These initiatives are focused on improving worker safety with resultant reductions in Workers' Compensation Board claims and insurance costs, implementing operational efficiencies through the introduction of technology, better mining practices and measuring, benchmarking and auditing processes and the implementation of Reliability-Centered Maintenance at all sites to improve equipment availability and reduce maintenance costs.

On May 18, 2003, we are scheduled to receive a lump sum payment from our customer at the Boundary Dam mine equal to the difference between the principal amount of the $45 million promissory note and the related sinking fund, which amounted to $23.2 million as at March 31, 2003. This amount, which will be accounted for as other income, will be applied to make full repayment of the promissory note. After this promissory note has been repaid, revenues under the Boundary Dam coal supply agreement will decrease by approximately $5.7 million per annum, offsetting the elimination of interest costs under the promissory note.

REVIEW OF INTEREST EXPENSE, OTHER FINANCING COSTS AND TAXES

During the first quarter, LEP reported interest expense of $12.6 million compared with $11.2 million in the fourth quarter when interest expense was offset by $1.8 million in interest income related to income tax reassessments. Interest was higher than in the first quarter last year when interest was $11.1 million due to a non-cash gain of $1.8 million related to our interest rate swap

LCL incurred interest expense of $15.5 million during the first quarter compared with $21.2 million during the fourth quarter and $$22.8 million in the same period last year. Interest costs for LCL and LEP are similar, other than interest related to LCL's subordinated notes, which are held by and eliminated on consolidation. Interest on the subordinated notes is based on the amount of LCL's free cash flow and reflects lower operating margins in the first quarter.

Foreign currency translation gains and losses are primarily non-cash and related to LCL's US$275 million senior notes, reflecting fluctuations in the Canadian dollar. During the first quarter, we recognized a gain of $30.3 million as the Canadian dollar strengthened compared to a gain of $1.7 million in the fourth quarter and $1.8 million in the first quarter last year.

During the quarter, LEP recorded a tax expense of $17.6 million on pre-tax earnings of $42.0 million compared with a tax recovery of $5.8 million on pre-tax earnings of $6.0 million in the same period last year. LEP's tax expense reflects the underlying tax expense recorded by LCL, hence any earnings difference between LCL and LEP leads to fluctuations in LEP's effective tax rate. The current tax portion of our tax expense included $0.6 million of capital taxes this quarter compared to $0.7 million in the same period last year. Capital taxes are based on net capital employed in the business and are relatively stable period to period. The future tax portion of our tax expense was $17.1 million this quarter compared to a $6.5 million recovery of future taxes in the same period last year. This quarter was affected by a greater proportion of our taxable income being generated from Saskatchewan, a higher rate jurisdiction, due to the transfer of metallurgical coal assets in Alberta and British Columbia, which have lower tax rates. The increase in tax expense was primarily due to the effect of the increased tax rate on our future income tax balance. Following the acquisition of the thermal coal operations currently held by Sherritt and Teachers', which are situated in Alberta, we expect the effective tax rate will decrease resulting in a decrease in our future income taxes at that time.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2003, LEP held cash and cash equivalents, including short-term deposits, of $97.5 million. LEP's operating activities generated net cash, before changes in non-cash working capital, of $5.1 million during the three months ended March 31, 2003. LEP generated $39.5 million of cash from non-cash working capital during the quarter, as accounts receivable, inventories and prepaid overburden removal costs decreased due to the transfer of the metallurgical assets, including working capital balances. We invested $4.8 million in capital asset purchases during the first quarter, compared with $9.6 million in the same quarter last year. Spending was primarily to maintain and upgrade mine operations and was lower than last year when capital expenditures included costs associated with the dragline tub replacement at the Poplar River mine, which was a major project completed in 2002.

PERSONNEL CHANGES

Joseph Bronneberg, CA, Vice President, Finance, has accepted a position as Chief Financial Officer for Sherritt International Oil and Gas. Garnet Clark, current Chief Financial Officer for Sherritt International Oil and Gas will replace Mr. Bronneberg as Luscar Coal Ltd.'s Vice President, Finance effective May 2003. Mr. Clark is a CMA with 16 years of professional experience with the Sherritt International organization.

CONTROLS AND PROCEDURES

Each of LEP and LCL have evaluated the effectiveness of the design and operation of its disclosure controls and procedures for the accurate and timely reporting of required information about it and its consolidated subsidiaries. Such evaluations were performed under the supervision of management, including the Chief Executive Officer and Chief Financial Officer, of each company. Each of LEP and LCL has concluded that its respective disclosure controls and procedures were effective as at March 31, 2003. Subsequent to March 31, 2003, we began to convert to a new information system. Our conversion procedures have been designed to maintain the integrity of our internal controls and as of the date of this report the conversion process has had no material adverse impact on our internal controls.

CORPORATE OVERVIEW

Luscar is Canada's largest producer of thermal coal and operates 10 coal mines in Alberta and Saskatchewan. The mines we currently operate produce approximately 40 million tonnes of coal annually, including the operations recently acquired by our owners. Most of the coal we produce is sold under long-term coal supply agreements to adjacent electric power stations in Alberta and Saskatchewan that generate most of the electric power required in these two provinces. We ship a lesser portion of our production to customers in Ontario and overseas and also produce value-added products related to our coal mining operations, including char sold to charcoal briquette manufacturers.

FORWARD-LOOKING INFORMATION

This interim report contains certain forward-looking statements such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 (United States) relating to but not limited to the Company's expectations, intentions, plans, and beliefs. Forward-looking statements generally can be identified by the use of statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. Similarly, statements that describe our expectations with respect to sales volumes from Coal Valley mine, coal markets, demand and pricing, certain pre-tax costs of staff reduction, thermal assets acquired from Fording and our objectives, plans or goals are or may be forward-looking statements. Actual results may differ materially from results expressed or implied by these forward looking statements because of various factors including
(i) the risk factors set forth in our annual report Form 20-F filed with the Securities and Exchange Commission, (ii) changes in the coal markets, including with respect to price and demand, (iii) our current cost or productivity estimates may change or prove incorrect, (iv) we may engage in opportunity capital projects not included in our current plans, (v) changes in the amount of cash available for capital asset purchases, and (vi) rating agency decisions and other future financing developments. The forward-looking statements included in this interim report are made only as of May 8, 2003.

LUSCAR ENERGY PARTNERSHIP


                           CONSOLIDATED BALANCE SHEETS


                                                      AS AT            AS AT
                                                     MARCH 31       DECEMBER 31
                                                       2003            2002
                                                    ----------      ----------
(in thousands of Canadian dollars)

ASSETS
CURRENT
    Cash and cash equivalents ................      $   97,476      $   73,713
    Accounts receivable ......................          56,092          61,992
    Income taxes recoverable .................           1,383           1,755
    Inventories ..............................          60,936          86,072
    Overburden removal costs .................           4,543          29,404
    Prepaid expenses .........................           4,759           4,354
                                                    ----------      ----------
                                                       255,189         257,290
Capital assets ...............................          91,634       1,282,717
Investment in Fording Canadian Coal Trust ....       1,217,104              --
Other assets .................................          30,313          25,897
                                                    ----------      ----------
                                                    $1,564,240      $1,565,904
                                                    ==========      ==========
LIABILITIES AND PARTNERS' EQUITY
CURRENT
    Trade accounts payable and accrued charges      $   36,119      $   36,987
    Accrued interest payable .................          21,639           8,824
    Accrued payroll and employee benefits ....           9,502           8,879
    Income taxes payable .....................           1,541           1,421
    Current portions of
       Long-term debt [note 3] ...............          24,669          24,837
       Financial instruments .................           1,789           2,941
       Accrued reclamation costs .............          25,794          17,392
       Future income taxes ...................           2,692           3,335
                                                    ----------      ----------
                                                       123,745         104,616
Long-term debt [note 3] ......................         455,822         484,780
Accrued reclamation costs ....................          16,116          28,052
Future income taxes ..........................         437,006         419,293
                                                    ----------      ----------
                                                     1,032,689       1,036,741
                                                    ----------      ----------
PARTNERS' EQUITY
    Partners' equity .........................         531,551         529,163
                                                    ----------      ----------
                                                    $1,564,240      $1,565,904
                                                    ==========      ==========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP


             CONSOLIDATED STATEMENT OF EARNINGS AND PARTNERS' EQUITY


                                                            THREE MONTHS
                                                           ENDED MARCH 31
                                                     -------------------------
                                                        2003            2002
                                                     ---------       ---------
(in thousands of Canadian dollars)

REVENUE [note 2] ..............................      $ 119,446       $ 151,713
EXPENSES AND OTHER INCOME
   Cost of sales ..............................         94,542         112,451
   Selling, general and administrative expenses          4,336           4,115
   Depreciation and amortization ..............         22,741          22,107
   Foreign currency translation gain [note 4] .        (29,230)         (1,787)
   Interest expense [note 5] ..................         12,594          11,058
   Other income [note 6] ......................        (27,540)         (2,239)
                                                     ---------       ---------
EARNINGS BEFORE INCOME TAXES ..................         42,003           6,008
Income tax expense (recovery) .................         17,653          (5,772)
                                                     ---------       ---------
NET EARNINGS FOR THE PERIOD ...................         24,350          11,780
Partners' equity, beginning of period .........        529,163         496,963
Distribution to partners ......................        (21,962)             --
                                                     ---------       ---------
PARTNERS' EQUITY, END OF PERIOD ...............      $ 531,551       $ 508,743
                                                     =========       =========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                              THREE MONTHS
                                                             ENDED MARCH 31
                                                        -----------------------
                                                          2003           2002
                                                        --------       --------
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings for the period ......................      $ 24,350       $ 11,780
Non-cash items:
   Depreciation and amortization .................        22,741         22,107
   Future income taxes ...........................        17,071         (6,478)
   Foreign currency translation gain [note 4] ....       (29,405)        (1,632)
   Gain on transfer and disposal of capital assets       (26,717)          (350)
   Other .........................................        (2,955)        (4,948)
Change in non-cash working capital ...............        39,470         14,306
                                                        --------       --------
                                                          44,555         34,785
                                                        --------       --------
INVESTING ACTIVITIES
Capital asset purchases ..........................        (4,756)        (9,642)
Proceeds on disposal of capital assets ...........         1,102            527
Other investments ................................            75            141
                                                        --------       --------
                                                          (3,579)        (8,974)
                                                        --------       --------
FINANCING ACTIVITIES
Financial instruments ............................          (704)            --
Distribution to partners .........................       (15,000)            --
Deferred financing costs incurred ................            --           (918)
Repayments of long-term debt .....................          (582)          (565)
                                                        --------       --------
                                                         (16,286)        (1,483)
                                                        --------       --------

Change in cash position ..........................        24,690         24,328
Foreign currency translation loss [note 4] .......          (927)          (155)
Cash position, beginning of period ...............        73,713         60,331
                                                        --------       --------
Cash position, end of period .....................      $ 97,476       $ 84,504
                                                        ========       ========

Interest paid ....................................      $    270       $    155
Income taxes paid ................................      $    462       $    465



See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)

1.   BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements contained in the Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) Form 20-F filed with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain certain disclosures required by generally accepted accounting principles for annual statements. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.   REVENUES

LEP owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LEP's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations and have been aggregated for the purpose of revenue reporting. Metallurgical figures include incidental thermal coal byproduct at Line Creek mine.

Disclosures with respect to export and domestic sales are as follows:



                                                                     THREE MONTHS ENDED MARCH 31
                                                        --------------------------------------------------
                                                                 2003                         2002
                                                        ----------------------      ----------------------
                                                         SALES                        SALES
                                                        REVENUE         TONNES       REVENUE        TONNES
                                                        --------        ------      --------        ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)

Export ...........................................      $ 41,745           697      $ 61,318         1,052
Domestic .........................................        77,701         4,728        90,043         8,137
                                                        --------         -----      --------         -----
LCL ..............................................       119,446         5,425       151,361         9,189
Foreign exchange contracts........................            --            --           352            --
                                                        --------         -----      --------         -----
LEP ..............................................      $119,446         5,425      $151,713         9,189
                                                        ========         =====      ========         =====


Export coal sales are generally denominated in United States dollars.


Revenues by type of operations are as follows:


                                                                              THREE MONTHS ENDED MARCH 31
                                                                 --------------------------------------------------
                                                                          2003                         2002
                                                                 ----------------------      ----------------------
                                                                  SALES                        SALES
                                                                 REVENUE         TONNES       REVENUE        TONNES
                                                                 --------        ------      --------        ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)

Thermal ...................................................      $ 90,188         4,951      $112,883         8,597
Metallurgical..............................................        29,258           474        38,830           592
                                                                 --------         -----      --------         -----
                                                                 $119,446         5,425      $151,713         9,189
                                                                 ========         =====      ========         =====

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)


Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of operation, is as follows:

                                                                     THREE MONTHS ENDED MARCH 31
                                                          --------------------------------------------------
                                                                  2003                         2002
                                                          -----------------------    -----------------------
                                                           SALES        NUMBER OF     SALES        NUMBER OF
                                                          REVENUE       CUSTOMERS    REVENUE       CUSTOMERS
                                                          -------       ---------    -------       ---------
(in thousands of Canadian dollars except
number of customers)

MAJOR CUSTOMERS
Metallurgical .......................................      $15,397            3      $15,626            3
Thermal .............................................      $55,281            2      $65,196            3


Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.


3.   LONG-TERM DEBT

                                                          AS AT            AS AT
                                                         MARCH 31,      DECEMBER 31
                                                           2003            2002
                                                         ---------      -----------
(in thousands of Canadian dollars)

Senior notes, at issue date .......................      $ 429,660       $ 429,660
Cumulative foreign currency translation (gain) loss        (25,602)          4,730
                                                         ---------       ---------
Senior notes, at balance sheet date ...............        404,058         434,390
                                                         ---------       ---------

12.75% promissory note, due May 18, 2003 ..........         45,000          45,000
Less sinking fund .................................        (23,218)        (22,930)
                                                         ---------       ---------
                                                            21,782          22,070
                                                         ---------       ---------

9.625% promissory note, due December 30, 2004 .....         89,300          89,300
Less sinking fund .................................        (42,957)        (41,999)
                                                         ---------       ---------
                                                            46,343          47,301
                                                         ---------       ---------

Capital lease obligations .........................          3,308           5,856
                                                         ---------       ---------

Due to Fording Coal Partnership ...................          5,000              --
                                                         ---------       ---------

Long-term debt ....................................        480,491         509,617
Current portion of long-term debt .................        (24,669)        (24,837)
                                                         ---------       ---------
                                                         $ 455,822       $ 484,780
                                                         =========       =========

LEP and LCL are party to a Senior Credit Agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventory and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, depreciation and amortization (EBITDA). To date, there have been no cash advances made under this facility and $65,199 of letters of credit, providing reclamation security, have been issued. $2,111 of this security relates to the Line Creek mine and Cheviot development project. Under the transfer agreements with the Fording Coal Partnership, LEP is indemnified for any loss related to these letters of credit until the new owners of these properties have formal reclamation security in place, at which time our security will be cancelled. The lenders have the right to convert the facility to a demand facility until LEP's fixed charge coverage ratio, calculated on a rolling 12-month basis, exceeds 2.50. In October 2002, the Senior Credit Agreement was renewed until October 4, 2003 under the same terms and conditions.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)

On May 18, 2003 the promissory note for $45 million at 12.75% becomes due and payable. Under the terms of a coal supply agreement, the projected $21,000 excess of the principal amounts over the sinking fund balance, is recoverable from our customer and will be included in other income in the second quarter this year. At March 31, 2003, the $21,782 excess of the principal amount over the sinking fund balance is included in the current portion of long-term debt.

Amounts due to Fording Coal Partnership relate to obligations under the Line Creek defined benefit pension plan, which was under-funded at the date of transfer from LCL. The amount owing is subject to adjustment following the completion of an actuarial valuation. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first payment, which is expected to be $1,000 and is included in the current portion of long-term debt, was due April 1, 2003, but has been delayed pending the finalization of the actuarial valuation.

4.   FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:


                                                         THREE MONTHS
                                                        ENDED MARCH 31
                                                   -----------------------
                                                     2003           2002
                                                   --------       --------
(in thousands of Canadian dollars)

Foreign currency translation (gain) loss on
  Senior notes ..............................      $(30,332)      $ (1,788)
  US dollar cash balances ...................           927            155
  Working capital balances ..................           175           (154)
                                                   --------       --------
                                                   $(29,230)      $ (1,787)
                                                   ========       ========


5.   INTEREST EXPENSE

Interest expense consists of the following:

                                                                THREE MONTHS
                                                                ENDED MARCH 31
                                                          -----------------------
                                                            2003           2002
                                                          --------       --------
(in thousands of Canadian dollars)

Senior notes .......................................      $ 10,023       $ 10,348
Promissory notes net of sinking fund interest income         2,560          2,506
Financial instruments ..............................          (448)        (1,766)
Capital leases .....................................            50             63
Reclamation security ...............................           536            385
Investment income ..................................          (490)          (518)
Other ..............................................           363             40
                                                          --------       --------
                                                          $ 12,594       $ 11,058
                                                          ========       ========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)


6. OTHER INCOME

Other income consists of the following:

                                                         THREE MONTHS
                                                         ENDED MARCH 31
                                                    -----------------------
                                                      2003           2002
                                                    --------       --------
(in thousands of Canadian dollars)

Gain on transfer of metallurgical coal assets.      $(25,615)      $     --
Recovery of Crown royalties ..................          (199)        (1,093)
Net pension plan expense .....................          (118)          (265)
Gain on disposal of assets ...................        (1,102)          (391)
Distributions from Fording Canadian Coal Trust          (775)            --
Other expense (income) .......................           269           (490)
                                                    --------       --------
                                                    $(27,540)      $ (2,239)
                                                    ========       ========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)

7.   CONDENSED CONSOLIDATING INFORMATION

     The following condensed consolidated information is provided for the period ending March 31, 2003.

(a) CONDENSED CONSOLIDATING BALANCE SHEET


                                                                                 AS AT MARCH 31, 2003
                                                ------------------------------------------------------------------------------------
                                                  LUSCAR          LUSCAR COAL      LUSCAR ENERGY     CONSOLIDATING      CONSOLIDATED
                                                 COAL LTD.        INCOME FUND       PARTNERSHIP         ENTRIES              LEP
                                                -----------       -----------      -------------     -------------      ------------
(in thousands of Canadian dollars)

ASSETS
CURRENT
  Cash and cash equivalents .................   $    20,523       $       124       $    76,829       $        --       $    97,476
  Accounts receivable .......................        90,078                --           (33,986)               --            56,092
  Income taxes recoverable ..................         1,513                --              (130)               --             1,383
  Inventories ...............................        60,936                --                --                --            60,936
  Overburden removal costs ..................         4,543                --                --                --             4,543
  Prepaid expenses ..........................         4,666                --                93                --             4,759
                                                -----------       -----------       -----------       -----------       -----------
                                                    182,259               124            42,806                --           225,189
Investments in related parties ..............            --           508,148           390,071          (898,219)               --
Investment in Fording Canadian Coal Trust ...        91,634                --                --                --            91,634
Capital assets ..............................     1,239,257                --                --           (22,153)        1,217,104
Other assets ................................        24,499             1,406             9,000            (4,592)           30,313
                                                -----------       -----------       -----------       -----------       -----------
                                                $ 1,537,649       $   509,678       $   441,877       $  (924,964)      $ 1,564,240
                                                ===========       ===========       ===========       ===========       ===========

LIABILITIES AND PARTNERS' EQUITY
CURRENT
  Trade accounts payable and accrued charges.   $    35,637       $        56       $       435       $        (9)      $    36,119
  Accrued interest payable ..................        21,639                --                --                --            21,639
  Accrued payroll and employee benefits .....         9,502                --                --                --             9,502
  Income taxes payable ......................         1,541                --                --                --             1,541
  Current portions of
       Long-term debt .......................        24,669                --                --                --            24,669
       Financial instruments ................         1,789                --                --                --             1,789
       Accrued reclamation costs ............        25,794                --                --                --            25,794
       Future income taxes ..................         2,692                --                --                --             2,692
  Due to related parties ....................           245             3,947            (3,947)             (245)               --
                                                -----------       -----------       -----------       -----------       -----------
                                                    123,508             4,003            (3,512)             (254)          123,745
Accrued pension benefit obligation ..........         3,646                --                --            (3,646)               --
Long-term debt ..............................       455,822                --                --                --           455,822
Convertible debentures ......................            --            96,053                --           (96,053)               --
Subordinated notes due to LCIF ..............       642,969                --                --          (642,969)               --
Accrued reclamation costs ...................        16,116                --                --                --            16,116
Future income taxes .........................       437,006                --                --                --           437,006
                                                -----------       -----------       -----------       -----------       -----------
                                                  1,679,067           100,056            (3,512)         (742,922)        1,032,689
PARTNERS' EQUITY ............................      (141,418)          409,622           445,389          (182,042)          531,551
                                                -----------       -----------       -----------       -----------       -----------
                                                $ 1,537,649       $   509,678       $   441,877       $  (924,964)      $ 1,564,240
                                                ===========       ===========       ===========       ===========       ===========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)

7.  CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(b) CONDENSED CONSOLIDATING STATEMENT OF EARNINGS

                                                                       THREE MONTHS ENDED MARCH 31, 2003
                                                 --------------------------------------------------------------------------
                                                  LUSCAR        LUSCAR COAL    LUSCAR ENERGY   CONSOLIDATING   CONSOLIDATED
                                                 COAL LTD.      INCOME FUND     PARTNERSHIP       ENTRIES           LEP
                                                 ---------      -----------    -------------   -------------   ------------
(in thousands of Canadian dollars)

REVENUE ...................................      $ 119,446       $      --       $      --       $      --       $ 119,446
EXPENSES AND OTHER INCOME
    Cost of sales .........................         94,542              --              --              --          94,542
    Selling, general and administrative
       expenses ...........................          4,214              --             122              --           4,336
    Equity pickup .........................             --          (3,408)         (3,315)          6,723              --
    Depreciation and amortization .........         22,372             153              --             216          22,741
    Foreign currency translation gain .....        (29,230)             --              --              --         (29,230)
    Intercompany interest expense (income)           2,402              --          (2,402)             --              --
    Interest expense (income) .............         13,084              --            (490)             --          12,594
    Other income ..........................         (8,999)            (60)            (48)        (18,433)        (27,540)
                                                 ---------       ---------       ---------       ---------       ---------
EARNINGS BEFORE INCOME TAXES ..............         21,061           3,315           6,133          11,494          42,003
Income tax  expense .......................         17,653              --              --              --          17,653
                                                 ---------       ---------       ---------       ---------       ---------
NET EARNINGS ..............................      $   3,408       $   3,315       $   6,133       $  11,494       $  24,350
                                                 =========       =========       =========       =========       =========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)



7.   CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(c)  CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                                THREE MONTHS ENDED MARCH 31, 2003
                                            ----------------------------------------------------------------------
                                             LUSCAR      LUSCAR COAL    LUSCAR ENERGY  CONSOLIDATING  CONSOLIDATED
                                            COAL LTD.    INCOME FUND     PARTNERSHIP      ENTRIES           LEP
                                            --------     -----------    -------------  -------------  ------------
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings for the period ..........      $  3,408       $  3,315       $  6,133       $ 11,494       $ 24,350
Non-cash items:
  Depreciation and amortization ......        22,372            153             --            216         22,741
  Future income taxes ................        17,071             --             --             --         17,071
  Foreign currency translation gain ..       (29,405)            --             --             --        (29,405)
  Equity pickup ......................            --         (3,408)        (3,315)         6,723             --
  Gain on transfer and disposal of
    capital assets ...................        (8,445)            --             --        (18,272)       (26,717)
  Other ..............................        (2,797)            --             --           (158)        (2,955)
Change in non-cash working capital ...        17,217            (57)        22,313             (3)        39,470
                                            --------       --------       --------       --------       --------
                                              19,421              3         25,131             --         44,555
                                            --------       --------       --------       --------       --------
INVESTING ACTIVITIES
Capital asset purchases ..............        (4,756)            --             --             --         (4,756)
Proceeds on disposal of capital assets         1,102             --             --             --          1,102
Other investments ....................            75             --             --             --             75
                                            --------       --------       --------       --------       --------
                                              (3,579)            --             --             --         (3,579)
                                            --------       --------       --------       --------       --------
FINANCING ACTIVITIES
Financial instruments ................          (704)            --             --             --           (704)
Repayments of long-term debt .........          (582)            --             --             --           (582)
Distribution to partners .............            --             --        (15,000)            --        (15,000)
                                            --------       --------       --------       --------       --------
                                               1,286             --        (15,000)            --        (16,286)
                                            --------       --------       --------       --------       --------

Change in cash position ..............        14,556              3         10,131             --         24,690
Foreign currency translation loss ....          (927)            --             --             --           (927)
Cash position, beginning of period ...         6,894            121         66,698             --         73,713
                                            --------       --------       --------       --------       --------
Cash position, end of year ...........      $ 20,523       $    124       $ 76,829       $     --       $ 97,476
                                            ========       ========       ========       ======         ========

LUSCAR COAL LTD.

                           CONSOLIDATED BALANCE SHEETS


                                                        AS AT            AS AT
                                                      MARCH 31        DECEMBER 31
                                                        2003             2002
                                                    -----------       -----------
(in thousands of Canadian dollars)

ASSETS
CURRENT
    Cash and cash equivalents ................      $    20,523       $     6,894
    Accounts receivable ......................           90,078            67,032
    Income taxes recoverable .................            1,513             1,464
    Inventories ..............................           60,936            86,072
    Overburden removal costs .................            4,543            29,404
    Prepaid expenses .........................            4,666             4,366
                                                    -----------       -----------
                                                        182,259           195,232
Capital assets ...............................        1,239,257         1,321,906
Investment in Fording Canadian Coal Trust ....           91,634                --
Other assets .................................           24,499            23,093
                                                    -----------       -----------
                                                    $ 1,537,649       $ 1,540,231
                                                    ===========       ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT
    Trade accounts payable and accrued charges      $    35,637       $    36,462
    Accrued interest payable .................           21,639             8,824
    Accrued payroll and employee benefits ....            9,502             8,879
    Income taxes payable .....................            1,541             1,421
    Current portions of
        Long-term debt [note5] ...............           24,669            24,837
        Financial instruments ................            1,789             2,941
        Accrued reclamation costs ............           25,794            17,392
        Future income taxes ..................            2,692             3,335
    Due to related party .....................              245               245
                                                    -----------       -----------
                                                        123,508           104,336
Accrued pension benefit obligation ...........            3,646             5,627
Long-term debt [note5] .......................          455,822           484,780
Subordinated notes due to LCIF ...............          642,969           642,969
Accrued reclamation costs ....................           16,116            28,052
Future income taxes ..........................          437,006           419,293
                                                    -----------       -----------
                                                      1,679,067         1,685,057
                                                    -----------       -----------
SHAREHOLDERS' DEFICIT
    Share capital ............................           14,191            14,191
    Deficit ..................................         (155,609)         (159,017)
                                                       (141,418)         (144,826)
                                                    -----------       -----------
                                                    $ 1,537,649       $ 1,540,231
                                                    ===========       ===========

See accompanying notes

LUSCAR COAL LTD.

                 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT


                                                          THREE MONTHS
                                                          ENDED MARCH 31
                                                     -------------------------
                                                       2003            2002
                                                     ---------       ---------
(in thousands of Canadian dollars)

REVENUE [note 2] ..............................      $ 119,446       $ 151,361
EXPENSES AND OTHER INCOME
   Cost of sales ..............................         94,542         112,451
   Selling, general and administrative expenses          4,214           3,977
   Depreciation and amortization ..............         22,372          23,034
   Foreign currency translation gain [note4] ..        (29,230)         (1,787)
   Interest expense [note5] ...................         15,486          22,793
   Other income [note6] .......................         (8,999)         (2,239)
                                                     ---------       ---------
EARNINGS (LOSS) BEFORE INCOME TAXES ...........         21,061          (6,868)
Income tax expense (recovery) .................         17,653          (5,772)
                                                     ---------       ---------
NET EARNINGS (LOSS) ...........................          3,408          (1,096)
Deficit, beginning of period ..................       (159,017)       (105,107)
                                                     ---------       ---------
DEFICIT, END OF PERIOD ........................      $(155,609)      $(106,203)
                                                     =========       =========

See accompanying notes

LUSCAR COAL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                          THREE MONTHS
                                                         ENDED MARCH 31
                                                     -----------------------
                                                       2003           2002
                                                     --------       --------
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings (loss) for the period ............      $  3,408       $ (1,096)
Non-cash items:
  Depreciation and amortization ...............        22,372         23,034
  Future income taxes .........................        17,071         (6,478)
  Foreign currency translation gain [note4] ...       (29,405)        (1,632)
  Gain on transfer and disposal of capital
     assets....................................        (8,445)          (350)
  Other .......................................        (2,797)        (4,348)
Change in non-cash working capital ............        17,217         27,016
                                                     --------       --------
                                                       19,421         36,146
                                                     --------       --------

INVESTING ACTIVITIES
Capital asset purchases .......................        (4,756)        (9,642)
Proceeds on disposal of capital assets ........         1,102            527
Other investments .............................            75            153
                                                     --------       --------
                                                       (3,579)        (8,962)
                                                     --------       --------

FINANCING ACTIVITIES
Financial instruments .........................          (704)            --
Deferred financing costs incurred .............            --           (918)
Repayments of long-term debt ..................          (582)          (565)
                                                     --------       --------
                                                       (1,286)        (1,483)
                                                     --------       --------

Change in cash position .......................        14,556         25,701
Foreign currency translation loss [note4] .....          (927)          (156)
Cash position, beginning of period ............         6,894         (1,901)
                                                     --------       --------
Cash position, end of period ..................      $ 20,523       $ 23,644
                                                     ========       ========

Interest paid .................................      $  2,671       $ 11,174
Income taxes paid .............................      $    176       $    465


See accompanying notes

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)


1.   BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements contained in the Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) Form 20-F filed with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain certain disclosures required by generally accepted accounting principles for annual statements. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.   REVENUES

LCL owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LCL's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and products have been aggregated for the purpose of revenue reporting. Metallurgical figures include incidental thermal coal byproduct at Line Creek mine. Prior period figures have been restated to conform to this presentation.

Disclosures with respect to export and domestic sales are as follows:

                                                                     THREE MONTHS ENDED MARCH 31
                                                         --------------------------------------------------
                                                                  2003                         2002
                                                         ----------------------      ----------------------
                                                          SALES                       SALES
                                                         REVENUE         TONNES      REVENUE         TONNES
                                                         --------        ------      --------        ------
(in thousands of Canadian dollars except
volumes, which are in thousands of tonnes)

Export ............................................      $ 41,745           697      $ 61,318         1,052
Domestic...........................................        77,701         4,728        90,043         8,137
                                                         --------         -----      --------         -----
                                                         $119,446         5,425      $151,361         9,189
                                                         ========         =====      ========         =====

Export coal sales are generally denominated in United States dollars.

Revenues by type of operations are as follows:


                                                                         THREE MONTHS ENDED MARCH 31
                                                             --------------------------------------------------
                                                                       2003                        2002
                                                             ----------------------      ----------------------
                                                              SALES                       SALES
                                                             REVENUE         TONNES      REVENUE         TONNES
                                                             --------        ------      --------        ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)

Thermal ...............................................      $ 90,188         4,951      $112,531         8,597
Metallurgical..........................................        29,258           474        38,830           592
                                                             --------         -----      --------         -----
                                                             $119,446         5,425      $151,361         9,189
                                                             ========         =====      ========         =====

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)


Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of operation, is as follows:

                                                                           THREE MONTHS ENDED MARCH 31
                                                               -------------------------------------------------
                                                                        2003                      2002
                                                               ------------------------  -----------------------
                                                                SALES         NUMBER OF   SALES        NUMBER OF
                                                               REVENUE        CUSTOMERS  REVENUE       CUSTOMERS
                                                               -------        ---------  -------       ---------
(in thousands of Canadian dollars except
number of customers)

MAJOR CUSTOMERS
Metallurgical ...........................................      $15,397            3      $15,626            3
Thermal .................................................      $55,281            2      $65,196            3

Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

3.   LONG-TERM DEBT


                                                           AS AT           AS AT
                                                          MARCH 31      DECEMBER 31
                                                           2003             2002
                                                         ---------      -----------
(in thousands of Canadian dollars)

Senior notes, at issue date .......................      $ 429,660       $ 429,660
Cumulative foreign currency translation (gain) loss        (25,602)          4,730
                                                         ---------       ---------
Senior notes, at balance sheet date ...............        404,058         434,390
                                                         ---------       ---------

12.75% promissory note, due May 18, 2003 ..........         45,000          45,000
Less sinking fund .................................        (23,218)        (22,930)
                                                         ---------       ---------
                                                            21,782          22,070
                                                         ---------       ---------

9.625% promissory note, due December 30, 2004 .....         89,300          89,300
Less sinking fund .................................        (42,957)        (41,999)
                                                         ---------       ---------
                                                            46,343          47,301
                                                         ---------       ---------

Capital lease obligations .........................          3,308           5,856
                                                         ---------       ---------

Due to Fording Coal Partnership ...................          5,000              --
                                                         ---------       ---------

Long-term debt ....................................        480,491         509,617
Current portion of long-term debt .................        (24,669)        (24,837)
                                                         ---------       ---------
                                                         $ 455,822       $ 484,780
                                                         =========       =========

LEP and LCL are party to a Senior Credit Agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventory and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, depreciation and amortization (EBITDA). To date, there have been no advances made under this facility and $65,199 of letters of credit, providing reclamation security, have been issued. $2,111 of this security relates to the Line Creek mine and Cheviot development project. Under the transfer agreements with the Fording Coal Partnership, LEP is indemnified for any loss related to these letters of credit until the new owners of these properties have formal reclamation security in place, at which time our security will be cancelled. The lenders have the right to convert the facility to a demand facility until LEP's fixed charge coverage ratio, calculated on a rolling 12-month basis, exceeds 2.50. In October 2002, the Senior Credit Agreement was renewed until October 4, 2003 under the same terms and conditions.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)

On May 18, 2003 the promissory note for $45 million at 12.75% becomes due and payable. Under the terms of a coal supply agreement, the projected $21,000 excess of the principal amounts over the sinking fund balance, is recoverable from our customer and will be included in other income in the second quarter this year. At March 31, 2002, the $21,782 excess of the principal amount over the sinking fund balance is included in the current portion of long-term debt.

Amounts due to Fording Coal Partnership relate to obligations under the Line Creek defined benefit pension plan, which was under-funded at the date of transfer from LCL. The amount owing is subject to adjustment following the completion of an actuarial valuation. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first payment, which is expected to be $1,000 and is included in the current portion of long-term debt, was due April 1, 2003, but has been delayed pending the finalization of the actuarial valuation.

4.   FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:


                                                         THREE MONTHS
                                                         ENDED MARCH 31
                                                    -----------------------
                                                      2003           2002
                                                    --------       --------
(in thousands of Canadian dollars)

Foreign currency  translation (gain) loss on
  Senior notes ...............................      $(30,332)      $ (1,788)
  US dollar cash balances ....................           927            155
  Working capital balances ...................           175           (154)
                                                    --------       --------
                                                    $(29,230)      $ (1,787)
                                                    ========       ========

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2003
                                   (Unaudited)

5.  INTEREST EXPENSE

Interest expense consists of the following:

                                                              THREE MONTHS
                                                              ENDED MARCH 31
                                                          -----------------------
                                                           2003            2002
                                                          --------       --------
(in thousands of Canadian dollars)

Senior notes .......................................      $ 10,023       $ 10,348
Promissory notes net of sinking fund interest income         2,560          2,506
Financial instruments ..............................          (448)        (1,766)
Capital leases .....................................            50             63
Reclamation security ...............................           536            385
Other ..............................................           363            237
                                                          --------       --------
Other interest .....................................        13,084         11,773
Subordinated notes .................................         2,402         11,020
                                                          --------       --------
                                                          $ 15,486       $ 22,793
                                                          ========       ========


6.   OTHER INCOME

Other income consists of the following:


                                                         THREE MONTHS
                                                         ENDED MARCH 31
                                                    ---------------------
                                                     2003          2002
                                                    -------       -------
(in thousands of Canadian dollars)

Gain on transfer of metallurgical coal assets       $(7,343)      $    --
Recovery of Crown royalties ..................         (199)       (1,093)
Net pension plan expense .....................         (118)         (265)
Gain on disposal of assets ...................       (1,102)         (391)
Distributions from Fording Canadian Coal Trust         (775)           --
Other expense (income) .......................          538          (490)
                                                    -------       -------
                                                    $(8,999)      $(2,239)
                                                    =======       =======

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.